1 July, 2021	Our Ref: MB/LH/G1876.171985
Greenlight Capital Re, Ltd. 65 Market Street, Suite 1207 Camana Bay PO Box 31110 Grand Cayman, KY1-1205 Cayman Islands
Dear Sir / Madam

We act as Cayman Islands counsel to Greenlight Capital Re, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement references the offering and sale from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”), and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of an indeterminate aggregate principal amount of the Company’s securities (the “Primary Securities”) consisting of Class A ordinary shares, having a par or nominal value US$0.10 per share (“Ordinary Shares”); preferred shares, having a par or nominal value US$0.10 per share (“Preferred Shares,” together with the Ordinary Shares, the “Equity Securities”); depositary shares representing fractional interests in deposits of Equity Securities (“Depositary Shares”); senior unsecured and subordinated unsecured debt securities to be issued pursuant to the applicable indenture to be entered into by the Company and Computershare Trust Company, N.A., as trustee (the “Debt Securities”); warrants to purchase Equity Securities (“Warrants”), to be issued under a warrant agreement (the “Warrant Agreement”) to be entered into by the Company and a warrant agent named therein (“Warrant Agent”); and purchase contracts obligating the Company to buy or sell Equity Securities or Depositary Shares from or to the holder of such contract (“Purchase Contracts”).

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

It is our opinion, subject to the assumptions and qualifications set forth therein, that the information and the legal conclusions set forth in the Registration Statement under the heading “Material Tax Considerations – Material Cayman Islands Income Tax Considerations” insofar as such statements summarise the laws of the Cayman Islands, are accurate in all material respects.
Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Material Tax Considerations – Material Cayman Islands Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, as amended, and the rules and regulations thereunder.

The tax advice contained in the Registration Statement was written to support the promotion or marketing of the transactions or matters described in the Registration Statement. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.
This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

WALKERS